UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No.  )

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JOHN HANCOCK TAX-ADVANTAGED DIVIDEND INCOME FUND
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
ARTHUR D. LIPSON
ROBERT A. WOOD

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Western Investment LLC (“Western”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of trustee nominees at the 2008 annual meeting of shareholders (the “Annual Meeting”) of John Hancock Tax-Advantaged Dividend Income Fund (the “Fund”).  Western has filed a proxy statement with the SEC regading the Annual Meeting.

Item 1: On March 9, 2008, The New York Times published the following article:

Fair Game
As Good as Cash, Until It’s Not

By GRETCHEN MORGENSON

INVESTORS across the nation are finding themselves in Wall Street’s version of the Hotel California: they have checked into an investment they can never leave.

The investments, which Wall Street peddled as a cash equivalent, are known as auction-rate notes. They’re debt instruments carrying rates that reset regularly, usually every week, after auctions overseen by the brokerage firms that originally sold them. They have long-term maturities or, in fact, no maturity dates at all.

But because the notes routinely traded hands at auctions, Wall Street convinced investors that they were just as good as cold, hard cash.

Lo and behold, the $330 billion market for auction-rate notes ground to a halt in mid-February when bids for the securities disappeared. Investors who thought they could sell their holdings easily are now stuck with them. It turns out that the only thing that’s really just as good as cash is, well, cash.

While investors pray for a resurrection in the auction market, they are receiving a fixed interest rate outlined in offering documents. Historically, these securities have paid approximately one percentage point more than money market funds. Many purchasers of these notes are relatively small individual investors; several years ago, banks dropped the minimum investment in them to $25,000 from $250,000.

Municipalities and other tax-exempt institutions have issued most of the current crop of auction-rate notes. But closed-end mutual funds issued $65 billion worth. Such borrowings provide leverage to the funds, letting them generate slightly higher yields for their common stockholders.

Closed-end funds that issue auction-rate notes typically sell them in amounts worth one-third the value of their underlying assets. For example, the John Hancock Tax-Advantaged Dividend Income fund, with $1.17 billion in assets, has issued $380 million in auction-rate notes.

Owners of notes issued by closed-end funds are faring far worse than investors stuck with municipal issues. That’s because the interest rates paid on municipal notes when auctions fail are capped at as much as 12 percent, much higher than the caps on closed-end fund notes, which are currently around 3.25 percent.

In other words, holders of closed-end fund notes receive little to no premium for being stranded. Even airlines try to give you a free meal or an upgrade when they leave you at the gate. Investors are likely to remain in this vise because closed-end fund issuers have no incentive to redeem their notes since the interest rates resulting from the failed auctions are so low.

Some customers who have tried to get their brokers to cash them out say the firms have responded by offering to let them borrow against the value of these securities. At a cost, of course: the typical margin rate for borrowers is at least 7 percent at most shops. Other holders are selling the notes at a deep discount to speculators willing to buy distressed securities.

Wall Street made generous fees issuing these securities and running the auctions — as long as there were bidders. After the bidders vanished, some firms stepped in and bid for the securities for a while, giving investors a way out.

No more. What’s the sense stretching your already-thin balance sheet just to keep a market open for your customers?

In interviews, investors who own these securities say they weren’t warned that they might not be able to sell them if an auction failed. They say they were told that the instruments were as safe and liquid as — yes, you guessed it — cash.

Stephen N. Joffe, a client of UBS Financial Services, is suing the firm because it put all $1.35 million of his charitable foundation’s cash into auction-rate securities issued by Eaton Vance Limited Duration funds. This, even though he said he explicitly told the broker to take no risk and that he would need constant access to the funds.

Dr. Joffe, 65, is a former professor of surgery who founded LCA-Vision Inc., a company that operates laser vision-correction centers. “I never asked my broker to get me a better rate,” he said. “I felt the responsibility to maintain this account as a risk-free account. I believed this was in the equivalent of an overnight money market account.”

Now, the Joffe Foundation can no longer fund programs that help prevent AIDS in Africa, provide indigent people with laser vision correction and correct the cleft palates of African children.

“This was another hit and run by Wall Street,” said Jacob H. Zamansky, a lawyer in New York who represents Mr. Joffe. “The banks reaped huge fees on the auctions and underwriting, then left investors holding the bag.”

UBS declined to comment.

IN recent days, executives at several closed-end funds have held conference calls with stricken investors. But the investors say that none of those funds have offered to redeem their auction-rate notes. That’s not surprising: their fee structures give them no incentive to buy out investors.

Unlike no-load mutual funds, closed-end funds are sold, not bought. They often decline to prices that are a discount from their net asset values after they are first offered for sale. One reason for the discount is that it reflects the brokers’ commissions.

But Arthur D. Lipson, an investor in distressed securities and a principal at Western Investment LLC, argues that these discounts present an opportunity for closed-end funds to do the right thing, for both common and preferred shareholders.

Here is Mr. Lipson’s solution: Because these funds trade at discounts, he suggests that their managers sell underlying securities — utility stocks and shares of real estate investment trusts — and use the proceeds to buy back common shares. This would shrink the size of the funds and allow them to redeem some of the preferred shares they issued to increase the fund’s yield.

Managers hate this idea, Mr. Lipson said, because it would severely reduce the management fees they receive, based on the assets in the funds. So he has mounted proxy fights at three funds, seeking board representation to try to force them to follow his prescription.

The three funds are John Hancock Tax-Advantaged Dividend Income, which trades at around 7.5 percent less than its net asset value; the Cohen & Steers REIT and Utility Income fund, trading at a 10.5 percent discount; and Cohen & Steers Select Utility, which carries a 5 percent discount.

“The directors of these funds have ignored their responsibilities to the shareholders and have chosen to protect the managers’ fee income,” Mr. Lipson said. “These are not operating companies where moms and pops would be out of work. They are merely financial engineering companies.”

Officials at the funds contend that Mr. Lipson is a speculator out for a fast buck. They urge shareholders to vote against him, saying that they have taken steps to improve fund performance.

As for the frozen market for auction-rate notes, both fund companies say they are working with regulators on a solution.

The annual meeting for shareholders in the John Hancock fund is scheduled for March 31; shareholders in the two Cohen & Steers funds will vote on Mr. Lipson’s dissident slate the next day.

That is about the time that investors will receive their first brokerage statements reflecting major declines in the value of auction-rate notes. It certainly would be a happy ending to this mess if closed-end funds were forced to redeem the notes by selling holdings as Mr. Lipson suggests.

Stay tuned.